Exhibit 99.1

NEWS RELEASE

April 19, 2006

For more information, contact:

Kirk Whorf

Executive Vice President and Chief Financial Officer

kwhorf@northstatebank.com

Or, Larry D. Barbour, President and CEO

919-787-9696

NORTH STATE BANCORP REPORTS RECORD EARNINGS

FOR FIRST QUARTER 2006

Raleigh, NC. . . North State Bancorp, (the “Company” – OTC: NSBC) reported net income of $691,000 or $0.22 per diluted share for the first quarter of 2006, compared to net income of $446,000 or $0.14 per diluted share for the first quarter of 2005, an increase of 54.9%.

Total deposits at March 31, 2006 were $348.0 million and total loans were $301.3 million, compared to total deposits of $286.2 million and total loans of $255.4 million reported as of March 31, 2005, increases of 21.6% and 18.0%, respectively. Total assets for North State Bancorp as of March 31, 2006 were $393.6 million, compared to $322.0 million at March 31, 2005, an increase of 22.2%.

“We are particularly pleased with the consistent improvement in net interest margin which increased to 3.95% for the first quarter of 2006 compared to 3.83% for the same period in 2005” said Larry D. Barbour, president and CEO. “An improving net margin has been particularly difficult given the flat yield curve we and the banking industry in general, have experienced over the last several quarters. A main driver of the improving net interest margin has been our growth in non-interest bearing deposits which grew $12.3 million or 14.8% for the quarter ended March 31, 2006 when compared to the same period in 2005. This growth has helped offset other higher funding costs.”

“As North State Bank continues to grow, we have added to our team of experienced, professional bankers,” Mr. Barbour continued. “During the first quarter, we added new people in the areas of cash management, human resources, and commercial lending/business development. We have always said ‘people bank with people,’ which is the reason we focus on hiring the right people—people who embrace all that North State Bank is—and getting those people into the right position within our organization. Our people provide us a distinctive competitive advantage in our market.

“The Wake County, NC market is one of the premier markets in our state and the nation. It is competitive and is getting more competitive each day, as banks expand, move into the market, and as de novo banks open their doors. To get and maintain a competitive advantage here is both a necessity and a challenge. We will respond to this competition by continuing to do what we do best: executing our unique plan for growing North State Bank.

“By focusing on what we do best and by hiring the best people, we believe North State will be successful in achieving its vision of becoming a premier, high-performing bank in this market.”

Founded in 2000, North State Bank is a full-service community bank, currently serving Wake County through five offices: full-service offices on Six Forks Road at North Hills and on Falls of Neuse Road in Raleigh, Highway 70 West in Garner, and Blue Ridge Road in West Raleigh, and a loan production office at Wakefield Corporate Center in the Wake Forest, NC area, with plans for a full-service office to open at the corner of Common Oaks Drive and New Falls of Neuse Road near Wake Forest later in 2006.

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www.northstatebank.com

The information as of and for the quarter ended March 31, 2006 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.